EXHIBIT 99.1

BioCorRx, Inc. Announces Shareholder Conference Call

BioCorRx, Inc. (BICX), a leader in addiction treatment, will host its first shareholder conference call on Thursday, October 16, 2014, at 11:00 am Pacific Standard Time to discuss its operations through the end of the second quarter  2014 and outlook for the remainder of this year and 2015.  The call has been pushed back by one day since the original announcement was made.  The conference call will include a Q&A session so that investors can have the opportunity to get their questions answered directly from the BioCorRx, Inc. management team.  In order for an investor to have a better chance of receiving an answer to their question on the live call, the Company encourages shareholders to send their questions ahead of time to investors@biocorrx.com.  Questions can also be sent during the call to the same email address, but the company has no way of predicting what the question volume will be during and immediately after the call. The call in number is 1-857-232-0157.  Enter conference code 422095 when prompted by the system. A recording of the call will be released for those who can’t attend.  Simply go to http://bicxcorp.com/get-updates/ to sign up for future company updates, including the recording of the conference call once it’s made available.

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About BioCorRx, Inc.

BioCorRx, Inc. (OTCQB: BICX) is an addiction treatment and rehabilitation company on the leading edge of substance abuse addiction treatment. The company has developed a highly effective program called the Start Fresh ProgramTM consisting of two components used by various addiction clinics in the US. Clinic reports show that the treatment program has an extremely high success rate with individuals that complete the program. The first component of the program consists of an outpatient implant procedure performed by a licensed physician that delivers therapeutic levels of the drug Naltrexone, an opioid antagonist that significantly reduces physical cravings for alcohol and opioids, into the body. The second component of the program developed by BioCorRx, Inc. is a one on one coaching program specifically tailored for the treatment of alcoholism and other substance abuse addictions. For more information on BICX, visit www.BioCorRx.com

Safe Harbor Statement

The information in this release includes forward-looking statements. These forward-looking statements generally are identified by the words "believe," "project," "estimate," "become," "plan," "will," and similar expressions. These forward-looking statements involve known and unknown risks as well as uncertainties, including those discussed in the following cautionary statements and elsewhere in this release. Although the Company believes that its expectations are based on reasonable assumptions, the actual results that the Company may achieve may differ materially from any forward-looking statements, which reflect the opinions of the management of the Company only as of the date hereof.

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